Weirton Steel Corporation
The following is text to be used for a phone bank set up beginning
4/29/94.


Hi, this is ____________________ from Weirton Steel Corporation.
Is   _________________ home? (If not talk to spouse).

The purpose of my call is to emphasize the importance of returning the Confidential Voting Instruction Form that was recently sent out and to urge you to vote in favor of the two Proposals. It takes 80% of the outstanding shares to be voted in favor of the stock authorization proposal for it to pass. In the past, there has been confusion among ESOP participants about voting. For your vote to be counted in favor of the Proposal, you must mark the FOR box, sign and date your form and return it. It is important for you to mark and return your Form, and to vote FOR the Proposals.



News & Views
slug/votes
4/28/94

Tina Smith (Communications Representative /newscast anchor):
   "In less than a month, votes will be tabulated at the special shareholders meeting, with the company in high hopes of gaining approval to hold a public stock offering.
   "Also at stake are issues aimed at adding an ESOP director to the board and designating that director as a member of the nominating committee, changing the qualifications for independent directors and imposing age limits on directors.
   "There's no sense of editorializing the importance of this vote. We've known that for some time. Nonetheless, what's important to understand is the percentage of the vote the corporation requires from the shareholders for approval.
   "Mike Garan joins us with more on this story.
   "Mike, how do things look?"

Mike Garan (Communications Administrator/newscast reporter):
   "Well, Tina, here's how this is going to work and it's something quite different than what we've experienced in voting other proxies.
   "The stock authorization and the board changes -- will be voted as one issue. Approval of these amendments will require an 80 percent affirmative vote by shareholders.
   "In this case, however, we need 80 percent of the total votes, inside and outside both ESOPs, for the amendments to pass. It doesn't mean an 80 percent majority of the votes cast by shareholders. There's a big difference between the two.
   "Let's look at the numbers. There are 40.6 million outstanding votes. Needing 80 percent of all the votes, the company, therefore, will need 32.5 million affirmative votes for passage.
   "Nothing less than 32 and a half million will do.
   "That's why it's important for everyone -- and I mean everyone
- -- to send in their proxies -- and to vote FOR the amendments. "Now, here's what will happen if you don't vote.
   "If employee-owners don't vote their ESOP shares, it will be up to the ESOP trustee to vote those shares in the same proportion as those shareholders who send in their proxies.
   "For example, if those who voted their ESOP shares voted 80 percent FOR the amendments and 20 percent AGAINST it, that's how the Trustee will vote the unvoted shares -- 80 percent of them will be voted FOR and 20 percent AGAINST.
   "So, if you plan to vote your ESOP shares FOR the amendments, by all means vote. You run the risk of a portion of your shares being voted AGAINST the amendments should you forget to send in your proxy.
   "For any person holding outside shares who does not send in his proxy, well, those votes won't be counted at all and it's just the same as a vote AGAINST.
   "The board, management, the ISU and the Shareholders Information Corporation support this issue and we hope you will, too.
   "Tina, the proxies have been sent out to all shareholders, so what it boils down to is that the company needs everybody to send them back -- preferably as affirmative votes."

Tina Smith: "Thanks for that report, Mike."



News & Views
slug/proxies
4/28/94

Tina Smith (Communications Representative/newscast anchor):
   "Your ESOP Participation Voter Instruction cards, or proxies as they are more commonly called, are on their way to your door. All ESOP participants will be receiving white-colored cards on which two issues up for vote will appear.
   "Media and Investor Relations Director Rick Garan explained the make-up of the proxy cards."

Rick Garan (Director-Media and Investor Relations):
   "And there are two issues on there. On the back side, you'll see that there are four boxes, two for each issue, FOR and AGAINST boxes. The first issue deals with the authorization increase, the addition of one new member to the board -- the ESOP member -- and the change in the definition of the independent director.
   "This will require a majority of 80 percent of all the participating votes out there. There are approximately 40.6 million votes. This will require at least 32 and a half million to pass.
   "The second issue only ESOP participants will vote on this one. This will not be on the public shareholders card. It deals with the make-up of the nominating committee of the new ESOP director -- how the new ESOP director will be nominated.
   "It requires a simple majority vote, and it's voted on one vote per participant. It doesn't matter how many shares you have. If you have a thousand shares -- if you have one share -- each participant is counted as one vote. And, again, it only requires a simple majority -- 50 percent plus one."

Tina Smith:
   "Garan emphasized that it's important for all shareholders, both within and outside the ESOPs, to vote their proxies. He also reiterated that for the stock authorization and board changes to pass, the issue requires an 80 percent vote in favor of the amendments."

Rick Garan:
   "Well, as Mike explained earlier in the broadcast, it's going to take 32 and a half million votes for the issues to pass. Both ESOPs contain 30 million votes, so even if 100 percent of all ESOP participants voted for these amendments, it's not enough for this issue to pass.
   "We also have to urge our outside shareholders to vote for this proposal, too. And we urge everybody to vote and everybody to vote for the issue."

Tina Smith:
   "The ESOP tabulator must receive the cards no later than the end of business on Tuesday, May 24. Any votes received after that time will not be counted."

Rick Garan:
   "You should allow yourself two to three days for mailing. I urge you to get them in as soon as you possibly can."



News & Views
slug/slanchik
4/28/94

Tina Smith (Communications Representative/newscast anchor):
   "With the recent action taken by the board of directors to increase authorized stock and address governance issues, News and Views talked with top officials of the Shareholders Information Corporation to get their opinions on the proposals.
   "SIC President Frank Slanchik addressed Weirton Steel's need for equity, as did vice president Dom Pulice."

Frank Slanchik (President-Shareholders Information Corp.):
   "I think we're in debt pretty good, and the pension plan's a little underfunded and if we can put some money on both of these, I think we'll be ahead in the long run."

Dom Pulice (Vice President-Shareholders Information Corp.):
   "We feel that it's time to get it out there. We've been needing
- -- everybody's agreed we need to raise equity. I feel a lot of our needs have been met as far as board governance issues and I think we're starting to get on the right track."
Tina Smith:
   "Slanchik also offered his view on the board governance recommendations."

Frank Slanchik:
   "I've been involved in this for the last eight months and I know what the union directors were asking for in October and November and I feel the biggest part of it's been taken care of."

Tina Smith:
   "Both SIC officials also emphasized the need to explain the entire package to shareholders."

Frank Slanchik:
   "We'll support the issue. There'll be something coming out later on a shareholder group that will be incorporated into the by-laws of the company and this is something our group's gonna have to discuss."

Dom Pulice:
   "We'll be getting together. I think we need a lot of information. There's a lot of information out there that needs to be explained. People don't have a full understanding yet. But, as far as our group, we all know what we've been working for and we get it out there, get it explained, and I think the response will be very positive."